                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       UTILICORP UNITED INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 1997

                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of UtiliCorp United Inc. will be held at the Kansas City Marriott Downtown, 200 West 12th Street, Kansas City, Missouri on Wednesday, May 7, 1997, at 2:00 p.m. (Kansas City time), on that date and thereafter as it may from time to time be adjourned, for the following purposes:

        1. To elect three Directors of the Company to hold office for three years, and until their successors have been duly elected and qualified;

        2. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

    The Company's stock transfer books will not be closed for this meeting, but in lieu thereof the Board of Directors has fixed the close of business March 7, 1997, as the record date for the determination of the stockholders entitled to notice of and to vote at this meeting or any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Dale J. Wolf

                                          VICE PRESIDENT AND CORPORATE SECRETARY

March 24, 1997

                                    IMPORTANT
 PLEASE MARK, DATE, SIGN, NOTE ANY CHANGE OF ADDRESS AND RETURN THE ENCLOSED PROXY CARD IMMEDIATELY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, WE WILL BE GLAD TO RETURN YOUR PROXY SO THAT YOU MAY VOTE IN PERSON.

                             UTILICORP UNITED INC.

                                 P.O. BOX 13287
                        KANSAS CITY, MISSOURI 64199-3287

                            ------------------------

                                PROXY STATEMENT

                         RELATING TO THE ANNUAL MEETING
                     OF STOCKHOLDERS TO BE HELD MAY 7, 1997

                            ------------------------

GENERAL

    The enclosed Proxy is solicited by the Board of Directors of UtiliCorp United Inc. (hereinafter referred to as the "Company" or "UCU") for use at the Annual Meeting of Stockholders to be held at the Kansas City Marriott Downtown, 200 West 12th Street, at 2:00 p.m. (Kansas City time), on Wednesday, May 7, 1997, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This proxy statement and the form of proxy will be mailed to stockholders on or about March 24, 1997. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by notifying the Corporate Secretary of the Company. Unless the proxy is revoked, or unless it is received in such form as to render it invalid, the shares represented by it will be voted in accordance with the instructions contained therein.

    On March 7, 1997, there were 53,218,261 shares of common stock, par value $1 per share (hereinafter referred to as "Common Stock"), of the Company outstanding, each share of such stock being entitled to one vote, except that each stockholder on the vote for nominees for election of Directors is entitled to exercise the right of cumulative voting. Cumulative voting entitles the stockholder to cast as many votes as shall equal the number of shares owned multiplied by the number of Directors to be elected, and to cast all of such votes for a single Director, or to distribute the votes among those to be voted for. The three nominees for election as Directors who receive the greatest number of votes cast, a quorum (the majority of the shares entitled to vote) being present in person or by proxy, shall become Directors at the conclusion of the tabulation of votes. The abstention or failure to vote shares so present and broker nonvotes does not have the effect of a vote "against" a nominee since only a plurality of votes cast (rather than of votes present) is necessary to elect a director. The votes are counted and certified by one or more inspectors appointed by the Company in advance of the Annual Meeting of Stockholders in accordance with Delaware Corporation Law. No shares of any other class of the Company's stock are entitled to vote. The Board of Directors has fixed March 7, 1997, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

INFORMATION WITH RESPECT TO DIRECTORS

                                     YEAR                     PRINCIPAL OCCUPATION                   YEAR FIRST
                                     TERM                      OR EMPLOYMENT AND                       ELECTED
NAME                                EXPIRES                POSITION WITH THE COMPANY                OR APPOINTED        AGE
--------------------------------  -----------  --------------------------------------------------  ---------------      ---
*Richard C. Green, Jr...........        1997   Chairman of the Board and Chief Executive Officer           1982             42
                                                 of the Company

*Avis G. Tucker.................        1997   Editor and Publisher of The Daily Star-Journal,             1973             81
                                                 Warrensburg, Missouri

*L. Patton Kline................        1997   Retired Vice Chairman of Marsh & McLennan, Inc.,            1986             68
                                                 New York, New York

 John R. Baker..................        1998   Retired Vice Chairman of the Board of the Company           1971             70

 Dr. Stanley O. Ikenberry.......        1998   President of the American Council on Education,             1993             62
                                                 Washington, DC

 Irvine O. Hockaday, Jr.........        1998   President and Chief Executive Officer of Hallmark           1995             60
                                                 Cards, Inc.,
                                                 Kansas City, Missouri

 Robert F. Jackson, Jr..........        1999   Retired President of CharterCorp, Kansas City,              1981             71
                                                 Missouri

 Herman Cain....................        1999   Chairman of the Board of Godfather's Pizza, Inc.,           1992             51
                                                 Omaha, Nebraska

 Robert K. Green................        1999   President of the Company                                    1993             35

------------------------

* Nominee for election as Director at this meeting.

    Richard C. Green, Jr. has served as Chairman of the Board since February 1989 and Chief Executive Officer of the Company since May 1985 and served as President of the Company from May 1985 through February 1996. Mr. Green is a director of BHA Group, Inc., Kansas City, Missouri and CAT, Ltd., Bermuda.

    Avis G. Tucker served as Chairman of the Board of the Company from May 1982 through February 1989 and has been editor and publisher of The Daily Star-Journal in Warrensburg, Missouri during the past five years. Mrs. Tucker previously served as a director of United Telecommunications, Inc.

    L. Patton Kline retired as Vice Chairman of Marsh & McLennan, Incorporated (an international insurance brokerage company), a subsidiary of Marsh & McLennan Companies, Inc., in 1988, a position he held for four years. He was President of Marsh & McLennan Companies, Inc. from 1980 to 1984. Mr. Kline served as a director of Marsh & McLennan Companies, Inc. from 1975 to 1988. He is also a director of PHH Group, Inc.

    John R. Baker retired as Vice Chairman of the Board in December 1995, a position he held since May 1991. He also served as Senior Vice President of the Company from May 1985 through December 1992.

    Stanley O. Ikenberry, Ph.D., is President of the American Council on Education and Regent Professor and President Emeritus of the University of Illinois. He previously served as President of the University from 1979 to 1995. Dr. Ikenberry serves as a director for Pfizer, Inc. Dr. Ikenberry also serves as Chairman of the Board for the Carnegie Foundation for the Advancement of Teaching.

    Irvine O. Hockaday, Jr. has served as President and Chief Executive Officer of Hallmark Cards, Inc. since January 1986 and served as Executive Vice President of Hallmark Cards, Inc. from 1983 through

December 1985. Mr. Hockaday serves as Trustee of the Hall Foundation and the Aspen Institute and is a director of the Ford Motor Company and Dow Jones, Inc.

    Robert F. Jackson, Jr. retired as President of CharterCorp (a bank holding company) in 1985. Mr. Jackson has served as a director on the boards of various Missouri banks.

    Herman Cain is Chairman of the Board of Godfather's Pizza, Inc. in Omaha, Nebraska. He has been with Godfather's Pizza, Inc. for the past ten years. Mr. Cain also serves as Chief Executive Officer of the National Restaurant Association and as director of Nabisco Holdings Corp., SUPERVALU, INC. and the Whirlpool Corporation.

    Robert K. Green has served as President of the Company since February 1996, and earlier served as Managing Executive Vice President of the Company from January 1993 to February 1996. He has held several executive positions at the Company's Missouri Public Service division since 1988, including two years as President. Mr. Green is Chairman of the Kansas City Metropolitan YMCA, President of the Heart of America Council, Boy Scouts of America and a director of UMB Bank, n.a.

    Richard C. Green, Jr. and Robert K. Green are brothers and are nephews of Avis G. Tucker.

    The Audit Committee of the Board of Directors presently consists of Dr. Stanley O. Ikenberry, L. Patton Kline and Robert F. Jackson, Jr. The function of the committee is to make recommendations concerning the selection each year of independent auditors of the Company, to review the effectiveness of the Company's internal auditing methods and procedures, to determine through discussions with the independent auditors whether any instructions or limitations have been placed upon them in connection with either the scope of the audit or its implementation, to review the financial statements and related notes with the independent auditors to ensure such statements and notes fully disclose all material affairs of the Company and to recommend approval or non-approval of such financial statements and related notes.

    The Pension Committee consists of Avis G. Tucker, John R. Baker and Robert
K. Green. The function of the committee is to establish and administer the Company's retirement plan and certain other related employee benefit plans.

    The Compensation Committee presently consists of L. Patton Kline, Dr. Stanley O. Ikenberry and Herman Cain. The function of the committee is to review and make recommendations to the Board of Directors regarding policies, practices and procedures relating to compensation of key employees and the establishment and administration of compensation plans.

    The Nominating Committee consists of Avis G. Tucker, Dr. Stanley O. Ikenberry, and Herman Cain. The function of the committee is to receive, review and maintain files of individuals qualified to be recommended as nominees for election as Directors of the Company. The Nominating Committee will consider candidates for the Board of Directors suggested by stockholders. Stockholders desiring to suggest candidates should advise the Secretary of the Company in writing by December 31 of the year preceding the annual meeting of stockholders and include sufficient biographical material to permit an appropriate evaluation.

    During 1996, the Board of Directors met seven times, the Audit Committee met three times, the Pension Committee met two times and the Compensation Committee met two times. The Nominating Committee did not meet during 1996. All Directors attended at least 75% of the meetings of the Board and the committees on which they served.

    Each non-employee Director receives an annual fee of $20,000. Additionally, each non-employee Director annually receives $10,000 in shares of Company Common Stock pursuant to the 1990 Non-Employee Director Stock Plan. Directors who are employees receive no annual fee for serving on the Board or any of its committees. Non-employee Directors are paid a fee of $1,000 for each Board of Directors' meeting attended plus reimbursement by the Company for all travel expenses incurred in attending such meetings. Non-employee Directors who are members of the Pension and Executive Committees receive an annual fee of $2,500 plus reimbursement for all travel expenses. Members of the

Audit, Compensation and Nominating Committees receive an annual fee of $2,500 plus reimbursement for travel expenses.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

    Furnished below is information as to the beneficial ownership of Common Stock as of January 31, 1997, for (a) each Director of the Company, (b) the five named Executive Officers and (c) Executive Officers as a group. The beneficial owner has sole voting and investment power over the shares shown, unless otherwise indicated.

                                                       NUMBER
NAME OF INDIVIDUAL OR GROUP                          OF SHARES          PERCENT OF CLASS(1)
---------------------------------------------------  ----------  ---------------------------------
Richard C. Green, Jr...............................     746,018        1.4%(2)(3)(4)(9)
Avis G. Tucker.....................................     361,936           (2)(5)--(6)
L. Patton Kline....................................       6,112                 --
John R. Baker......................................     161,839           (4)   --
Dr. Stanley O. Ikenberry...........................       3,431                 --
Irvine O. Hockaday, Jr.............................       1,736                 --
Robert F. Jackson, Jr..............................      18,979                 --
Herman Cain........................................       2,882                 --
Robert K. Green....................................     151,510           (7)(9)--
Terry G. Westbrook.................................         337                 --
Charles K. Dempster................................      71,274           (9)   --
James G. Miller....................................      89,279           (9)   --
Directors and Executive Officers--as a group (18
  persons).........................................   1,501,675        2.8%(2)(3)(4)(5)(7)(8)(9)

------------------------

(1) Percentages are omitted for Directors and Executive Officers who own less than 1% of Common Stock.

(2) Includes 88,287 shares held in trust under the will of Richard C. Green, of which Mr. Richard C. Green, Jr. and Mrs. Tucker are trustees with shared voting and investment power.

(3) Includes 73,221 shares held in trust for the benefit of Ann G. Green, mother of Mr. Richard C. Green, Jr. and Mr. Robert K. Green, of which Mr. Richard
    C. Green, Jr. is a co-trustee with shared voting and investment power. Excludes 116,348 shares held in trust for the benefit of Mr. Richard C. Green, Jr. as to which Mr. Richard C. Green, Jr. has power to replace the trustees.

(4) Includes 128,726 shares held in trust for the benefit of Mrs. Tucker, of which Mr. Richard C. Green, Jr. and Mr. Baker are trustees with voting and investment power.

(5) Includes 5,751 shares held in various trusts of which Mrs. Tucker is trustee with voting and investment power.

(6) Excludes 128,726 shares held in trust for the benefit of Mrs. Tucker, of which Mr. Richard C. Green, Jr. and Mr. Baker are trustees with voting and investment power and 376,035 shares held in trust for the benefit of Mrs. Tucker of which a bank is sole trustee.

(7) Excludes 217,836 shares held in trust for the benefit of Mr. Robert K. Green as to which he has power to replace the trustees.

(8) Excludes 376,035 share held in trust for the benefit of Mrs. Tucker of which a bank is sole trustee.

(9) Includes shares which may be acquired through the exercise of vested employee stock options as follows: Mr. Richard C. Green, Jr., 210,865 shares; Mr. Robert K. Green, 82,644 shares; Mr. Dempster, 61,432 shares; Mr. Miller, 54,472 shares; and Directors and Executive Officers as a group, 610,243 shares.

    Richard C. Green, Jr., Kansas City, Missouri, Robert K. Green, Shawnee Mission, Kansas, Avis G. Tucker, Warrensburg, Missouri, members of their family and trusts for the benefit of members of the Green family owned as of January 31, 1997, 2,141,021 shares or approximately 4.0% of the outstanding shares of Common Stock of the Company. This number includes shares shown in the preceding table as being owned beneficially by Mr. Richard C. Green, Jr., Mr. Robert K. Green and Mrs. Tucker, and those specifically excluded in Notes (3), (6), (7) and (8), preceding.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    UCU's Compensation Committee is comprised of three non-employee members of the UCU Board and has overall responsibility to review and approve the Company's executive compensation programs. They assist UCU in recruiting, motivating and retaining high caliber executives. The Committee has approved a compensation policy that pays key executives for superior results. The current compensation program for executive officers consists of three major elements: Base Salary, Annual Incentive and Long-Term Incentive. UCU uses an independent compensation consultant to advise on executive compensation issues.

    The Compensation Committee continues to review the appropriateness of executive compensation in view of the changing business environment and changing responsibility of the top executive team. These reviews and changes are designed to tie the compensation of executives more to the performance of UCU and the interests of the stockholders. Top executives have an objective to own at least one to two times their annual base salary in UCU stock. The Compensation Committee retains the discretion to review and take appropriate action consistent with Company performance and market conditions with respect to compensation of executives to the extent such actions are not inconsistent with the Annual Incentive and Long-Term Incentive Plans of UCU.

BASE SALARY

    It is the policy of the Company to review executive officer base salaries each year in relation to comparable positions of responsibility in companies with revenues of approximately $4 billion. This does not ensure an increase in salary. At the present time, executive salaries are, on average, at or below the median level of compensation for companies with revenues of approximately $4 billion and actual salaries paid reflect this policy. The companies in the data are not necessarily reflected in the Edison Electric Institute Combination Gas and Electric Utilities Index nor the Wilshire Utility Index, but would be included in the S&P 500 Index. In establishing base salary levels, the Committee has considered the competitiveness of the entire compensation package.

ANNUAL INCENTIVE PLAN

    The Annual Incentive Plan is the second major compensation element for executive officers. The incentive plan provides three levels of award opportunities. The incentive will approximate the 75th percentile in companies with revenues in the range of $1.5 billion to $5 billion at target, the 90th percentile at maximum and the 50th percentile at the minimum. The actual award is based on a target dollar amount that is at the 75th percentile as established annually in consultation with the independent compensation consultant for companies with revenues in the range of $1.5 billion to $5 billion. The performance target is based on earnings per share. The award, if any, is paid in cash.

    In the event an employee elects to take part of the annual incentive award in restricted stock of the Company, the employee receives a bonus of 33% of the value of shares taken in restricted stock and the bonus shares awarded are also in restricted stock. Example: Executive receives an incentive award of $50,000 and elects to take $20,000 in restricted stock. The executive receives a "bonus" worth $6,600 of shares in restricted stock.

LONG-TERM INCENTIVE PLAN

    The Long-Term Incentive Plan is the third major element of executive compensation. The 1994 to 1996 cycle is based on performance units and is designed to reward long term success in earnings available and a threshold return on equity at the end of the 1994 to 1996 cycle. The cycle for the years 1995 to 1997 and 1996 to 1998 is based on a combination of economic value added ("EVA") and earnings available for common shareholders.

    For the 1994 to 1996 cycle of the Long-Term Plan, the actual earnings available under the plan and threshold return on equity did not warrant a payment under the plan.

    The targeted amounts of the three-year performance awards and stock option grants for the executives under the Long-Term Incentive Plan are established annually based on competitive survey data from companies with revenues in the range of $1.5 billion to $5 billion, in consultation with UCU's independent compensation consultant. The target payout under this plan is at the 75th percentile for the companies with revenues in the range of $1.5 billion to $5 billion.

    Any payments made under the three-year performance cycle awards are in restricted stock until such time that the executive has accumulated shareholdings of the Company from any source, excluding unexercised stock options, of at least one to two times his or her annual base salary. At such time that the executive has exceeded the targeted share ownership, compensation, if any, from this plan will be paid in cash. If payments are made in cash, the employee may elect to take any portion of his cash award in restricted stock and said stock will receive a bonus of 25% in restricted stock along the terms outlined above under Annual Incentive Plan.

    Stock option grants may also be granted under the Long-Term Incentive Plan. The option grants have a vesting schedule in which 0% vests on the first anniversary of the grant, 25% vests on the second anniversary of the grant, an additional 25% vests on the third anniversary of the grant, and the final 50% vests on the fourth anniversary of the grant.

    This long-term plan is limited to executives who have a continuing corporate wide impact on UCU.

    To foster long-term success the Company also issues stock options to select executives not participating in 1996 in the Long-Term Incentive Plan described above. Thus, the executive officer's realized increases in value from the stock option will occur only if the stock price, and thus stockholder value, also increases. Under the Company Plan, options are considered for grant annually. The number of shares granted are based on the executive's level of responsibility, and targeted value of the stock if assumptions about the growth of UCU stock are realized. Options are granted at 100% of fair market value on the date of grant, and can be exercised (following a one-year holding period) at any time over a ten-year period. Executives who are eligible for the Long-Term Incentive Plan may also receive new stock option grants under the Company Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

    It is the policy of the Compensation Committee to review the Chief Executive Officer's base salary each year in relation to comparable positions of responsibility in companies with revenues of approximately $4 billion. This does not assure an increase in salary. At the present time, Mr. Green's salary is below the median level of compensation for companies with revenues of approximately $4 billion. Mr. Green's base salary effective February 1, 1997 has been increased to $680,000 reflecting economic adjustments for chief executive officers.

    Annual incentive awards are based on actual UCU results and quality of management. The actual earnings per share were $2.20. The incentive payment of $598,500 has been authorized by the Compensation Committee to Mr. Green according to the earnings per share and growth goals set by the Compensation Committee for 1996. Mr. Green elected to take his incentive payment in the form of restricted stock.

Pursuant to the terms of the plan, he received a bonus of 33% of the value of the shares, which was also paid in restricted stock.

    Mr. Green was awarded performance units under the Long-Term Incentive Plan for the period 1994 to 1996. The minimum performance levels under the Long-Term Incentive Plan for earnings available and return on equity at the end of the 1994 to 1996 cycle were not met. A long-term incentive payment has not been authorized by the Compensation Committee to Mr. Green according to the provisions of the plan for years 1994, 1995 and 1996.

    In addition to the three-year performance measurements, Mr. Green was granted 141,400 stock options at a price of $27.75. Stock option grants under the Long Term Incentive Plan have the following vesting schedule; 0% vests on the first anniversary of the grant, 25% vests on the second anniversary of the grant, an additional 25% vests on the third anniversary of the grant, and the final 50% vests on the fourth anniversary of the grant.

    A new three-year performance cycle was started in 1995 and will extend through 1997. These grants were determined based on the market data targeting a payout equal to the 75th percentile for long-term incentive compensation for chief executive officers of billion dollar revenue companies. If the minimum performance target is not met under this plan, no payments will be made.

    A new three-year performance cycle was started in 1996 and will extend through 1998. These grants were determined based on the market data targeting payout equal to the 75th percentile for long-term incentive compensation for chief executive officers of billion dollar revenue companies. If the minimum performance targets are not met under this plan, no payments will be made.

    During 1996, the Committee discussed and approved the terms of an employment contract with the Chief Executive Officer. For a description of the arrangement agreed to by the Committee see "Severance and Employment Agreements" on page 9.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Code enacted in 1993 generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and the other four most highly compensated executive officers. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The Company's performance based portion of the compensation of its executive officers (which currently consists of an annual incentive program and a long-term program) complies with Section 162(m).

Submitted by the Compensation Committee of the UCU Board:

        L. Patton Kline        Dr. Stanley O. Ikenberry        Herman Cain

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                         LONG TERM COMPENSATION AWARDS
                                 -----------------------------------   ---------------------------------------------------------
                                                           OTHER       RESTRICTED
                                                           ANNUAL        STOCK       STOCK     LONG-TERM          ALL OTHER
NAME AND PRINCIPAL                                      COMPENSATION    AWARD(S)    OPTIONS  INCENTIVE PLAN      COMPENSATION
POSITION                   YEAR  SALARY($)   BONUS($)       ($)          (1)($)       (#)         ($)                ($)
-------------------------  ----  ---------   --------   ------------   ----------   -------  --------------   ------------------
Richard C. Green,          1996   618,057          0     15,423         796,009     141,400           0       35,968(2)(3)(4)
  Jr., ..................  1995   495,000          0     53,730(5)      330,010     120,565     550,017       46,810
  Chairman and CEO         1994   495,000          0     38,776         511,312          0            0       13,500

Robert K. Green, ........  1996   466,731          0     10,764         756,493     113,120           0       54,741(2)(3)(4)(6)
  President                1995   306,054          0     55,025(7)      177,778     74,194      266,537       42,533
                           1994   245,597          0     25,596         275,347          0            0       13,500

Terry G. Westbrook, .....  1996   262,500    216,125      5,822               0     109,786           0       17,147(2)(3)(4)
  Senior Vice President    1995(8)       --       --         --              --         --           --           --
  and CFO                  1994(8)       --       --         --              --         --           --           --

Charles K. Dempster, ....  1996   283,638          0      3,285         399,523     34,100            0       67,270(2)(3)(4)(6)(9)
  Chairman and CEO,        1995   240,185    276,672          0          28,968     29,032       20,460       26,446
  UtiliCorp U.K., Inc.     1994   231,000     93,083      9,448          23,271     12,500            0       13,500

James G. Miller, ........  1996   215,576    141,634      4,543               0     29,600            0       24,000(2)(3)(4)(6)
  Senior Vice President    1995   208,550    267,016      7,454               0     25,222       44,379       21,978
                           1994   216,775     41,700     57,050          52,125      6,800            0       31,705

------------------------------

(1) Restrictions lapse at various times following the third year after date of grant. Dividends are paid on restricted stock awards at the same rate as paid to all stockholders. On December 31, 1996, Mr. Richard C. Green, Jr. held 64,042 shares of restricted stock having a market value of $1,725,131; Mr. Robert K. Green held 34,889 shares of restricted stock having a market value of $939,822; Mr. Dempster held 5,831 shares of restricted stock having a market value of $157,072; and Mr. Miller held 4,293 shares of restricted stock having a market value of $115,642. All market values are determined as of December 31, 1996. Grants made on February 4, 1997 for 1996 service are not included in the market value totals described in this footnote. These grants are, however, included in the "Restricted Stock Award(s)" column above for the year 1996. The February stock grants were valued using the fair market value on February 4, 1997 of $27.75 per share.

(2) Consists of employer contributions to the UtiliCorp United Restated Savings Plan. Mr. Richard C. Green, Jr., $13,500; Mr. Robert K. Green, $9,258; Mr. Westbrook, $9,750; Mr. Dempster, $9,385; and Mr. Miller, $9,557.

(3) Lump-sum payment of prerequisite allowance for 1996. Mr. Richard C. Green, Jr., $20,000; Mr. Robert K. Green, $15,000; Mr. Westbrook, $5,000; Mr.
    Dempster, $5,000; and Mr. Miller, $5,000.

(4) Premium paid for term life insurance equivalent to three times salary in the following amounts: Mr. Richard C. Green, Jr., $4,752; Mr. Robert K. Green, $983; Mr. Westbrook, $2,397; Mr. Dempster, $2,610; and Mr. Miller, $1,259.

(5) $40,527 is attributable to one-time financial planning services.

(6) Consists of employer contributions to the Supplemental Contributory Retirement Plan. Mr. Robert K. Green, $29,500; Mr. Dempster, $7,816; and Mr. Miller, $8,185.

(7) $45,098 is attributable to one-time financial planning services.

(8) Mr. Westbrook was not an officer of the company in 1994 and 1995.

(9) Includes a foreign service premium of $42,460.

SEVERANCE AND EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with Mr. Richard C. Green, Jr. and Mr. Robert K. Green (the "Employment Agreements") which provide for, among other things, a base salary in an amount not less than $630,000 for Mr. Richard C. Green, Jr. and not less than $480,000 for Mr. Robert K. Green; the continuation of Mr. Richard C. Green, Jr.'s employment as Chairman and Chief Executive Officer of the Company and Mr. Robert K. Green's employment as President of the Company during the continuation of employment under their respective Employment Agreements; and participation in the Company's benefit and incentive plans. Each Employment Agreement provides that in the event of termination without cause or by the employee for good reason, the Company will continue salary payments at the minimum annual base salary rate for three years following the date of termination and pay a lump sum equal to three times the maximum incentive compensation benefit that would be paid to the employee for the year during which the termination occurs if all the targeted goals in effect on the date of termination were exceeded, along with payment of certain other amounts.

    The Company has entered into severance agreements with the individuals named in the Summary Compensation Table, other than Mr. Richard C. Green, Jr. and Mr. Robert K. Green. These agreements are intended to provide for continuity of management in the event of a change in control of UCU. The agreements provide that covered executives would be entitled to certain severance benefits following a change of control of UCU. If, following a change of control, the executive's employment with UCU is terminated for any reason, then the executive is entitled to a severance payment that will be 2.99 times the executive's average annual compensation for the five years preceding the change in control, unless such termination is as a result of death, disability, retirement, for cause or if such executive terminates employment for other than good reason (as this term is defined in the agreement). The severance payment is made in the form of a lump sum cash payment.

    The Company and Mr. Westbrook have entered into a letter agreement dated February 5, 1996 pursuant to which Mr. Westbrook serves as Senior Vice President and Chief Financial Officer of the Company. The letter provides for an annual salary of $325,000 per year as well as certain bonus potentials under the Company's Annual and Long Term Incentive Plans. The letter also provides for the grant to Mr. Westbrook of options to purchase an aggregate of 50,086 shares of Common Stock pursuant to the Company's Stock Incentive Plan. The letter also provides for Mr. Westbrook's participation in customary employee benefit plans and programs.

    Effective as of January 1, 1996, Mr. Dempster entered into a three-year employment agreement with UCU whereby he serves as Chairman and Chief Executive Officer of UtiliCorp U.K., Inc. The employment agreement provides Mr. Dempster with an annual salary of $252,000, a maximum bonus opportunity at 45% of base salary at target and 70% of base salary at maximum, participation in the Company's long-term incentive program and participation in other employment benefit plans of UCU. The employment agreement also provides various benefits to Mr. Dempster as a result of his assignment in the U.K. In the event of involuntary termination, Mr. Dempster will receive a lump sum payment equal to
2.99 times the average of his last five years' base salary.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                      % OF TOTAL
                                                        OPTIONS                                     GRANT DATE
                                          OPTIONS     GRANTED TO     EXERCISE OR                     PRESENT
                                          GRANTED    EMPLOYEES IN     BASE PRICE    EXPIRATION       VALUE(1)
NAME                                        (#)       FISCAL YEAR       ($/SH)         DATE             $
----------------------------------------  --------   -------------   ------------   -----------   --------------
Richard C. Green, Jr., .................   141,400(2)    11.7          27.75          2007         323,806
  Chairman and CEO
Robert K. Green, .......................   113,120(2)     9.3          27.75          2007         259,045
  President
Terry G. Westbrook, ....................    50,086(3)     4.1          27.50          2006         111,692
  Senior Vice President and CFO             59,700(2)     4.9          27.75          2007         136,713
Charles K. Dempster, ...................    34,100(2)     2.8          27.75          2007          78,089
  Chairman and CEO,
  UtiliCorp U.K., Inc.
James G. Miller, .......................    29,600(2)     2.4          27.75          2007          67,784
  Senior Vice President

------------------------

(1) BLACK SCHOLES ASSUMPTION
    The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

    - An exercise price on the option of $27.75, equal to the fair market value of the underlying stock on the date of grant.

    - An option term of 10 years.

    - An interest rate of 6.58 percent that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term.

    - Volatility of 14.29 percent calculated using daily stock prices for the one-year period prior to the grant date.

    - Dividends at the rate of $1.76 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.

    - Reductions of approximately 11.49 percent to reflect the probability of forfeiture due to termination prior to vesting, and approximately 8.08 percent to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

      The ultimate values of the options will depend on the future market price of the Company stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

(2) Options granted on February 4, 1997 and have the following vesting schedule:
    25% vests on the second anniversary of the grant, an additional 25% vests on the third anniversary and the final 50% vests on the fourth anniversary of the grant.

(3) Options granted on May 20, 1996 have an exercise price of $27.50 and have the same vesting schedule as described in footnote (2).

                      OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FISCAL YEAR-END OPTION VALUES

                                                                                                               VALUE OF
                                                                                                              UNEXERCISED
                                                                                  NUMBER OF UNEXERCISED      IN-THE-MONEY
                                                                                        OPTIONS AT              OPTIONS
                                                 SHARES                                 FY-END (#)           AT FY-END ($)
                                               ACQUIRED ON           VALUE             EXERCISABLE/          EXERCISABLE/
NAME                                          EXERCISE (#)       REALIZED ($)       UNEXERCISABLE (1)        UNEXERCISABLE
------------------------------------------  -----------------  -----------------  ----------------------  -------------------

Richard C. Green, Jr., ...................              0                  0              210,865/0                   0/0
  Chairman and CEO

Robert K. Green, .........................              0                  0               82,644/0               8,606/0
  President

Terry G. Westbrook, ......................              0                  0               50,086/0                   0/0
  Senior Vice President and CFO

Charles K. Dempster, .....................              0                  0               61,432/0                   0/0
  Chairman and CEO,
  UtiliCorp U.K., Inc.....................

James G. Miller, .........................              0                  0               54,472/0              24,806/0
  Senior Vice President

------------------------

(1) Vesting period of options granted in September 1995 was accelerated. All options currently 100% vested.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                          PERFORMANCE
                                                                           OR OTHER
                                                                            PERIOD
                                                      NUMBER OF SHARES,      UNTIL
                                                       UNITS OR OTHER     MATURATION    THRESHOLD    TARGET
NAME                                                     RIGHTS (#)        OR PAYOUT       ($)         ($)     MAXIMUM ($)
---------------------------------------------------  -------------------  -----------  -----------  ---------  -----------

Richard C Green, Jr., .............................               1        12-31-98       136,000     442,000     884,000
  Chairman and CEO

Robert K. Green, ..................................               1        12-31-98       102,000     331,500     663,000
  President

Terry G. Westbrook, ...............................               1        12-21-98        65,000     121,875     243,750
  Senior Vice President and CFO

Charles K. Dempster, ..............................               1        12-31-98        54,000     101,250     202,500
  Chairman and CEO,
  UtiliCorp U.K., Inc.

James G. Miller, ..................................               1        12-31-98        44,000      82,500     165,000
  Senior Vice President

------------------------

    The long-term awards are expressed as a percentage of current base salary; Messrs. Green, 20% - Threshold; 65% - Target and 130% - Maximum; Messrs. Dempster, Westbrook and Miller, 20% - Threshold; 37.5% - Target and 75% - Maximum. The actual amounts paid will be a percentage of their base salary in effect at the end of the performance cycle.

    The value of long-term incentive awards is a targeted amount annually based on competitive survey data from billion dollar revenue companies, in consultation with the Company's independent compensation consultant. The awards for the 1996 to 1998 cycle are determined based on targeted amounts in earnings available at the end of the cycle and a threshold for return on equity. The targeted amount will produce a payout equal to the 75th percentile for long-term bonus awards of billion dollar revenue companies.

RETIREMENT PLAN

    The Company maintains the UtiliCorp United Inc. Restated Retirement Income Plan (the "Retirement Plan") a non-contributory defined benefit retirement plan. Final average compensation is defined in this Retirement Plan as total base salary excluding overtime payments, bonuses, amounts deferred to non-qualified deferred income plans and any other extraordinary compensation, but including employee contributions made to the UtiliCorp United Inc. Savings Plan and the flexible spending arrangement maintained by the Company, and corresponds to salary in the summary compensation table. This amount is computed as the high four consecutive years.

    Benefits payable from the Retirement Plan are limited by provisions of the Internal Revenue Code. The Company maintains an unfunded Supplemental Retirement Plan to provide for the payment of retirement benefits calculated in accordance with the Retirement Plan which would otherwise be limited by the provisions of the Internal Revenue Code.

    The years of credited service for each officer named in the Summary Compensation Table are as follows: Mr. Richard C. Green, Jr., 18 years; Mr. Robert K. Green, 8 years; Mr. Westbrook, 1 year; Mr. Dempster, 4 years and Mr. Miller, 13 years.

    The following table sets forth the estimated annual benefits payable to persons in specified remuneration and service classifications assuming retirement in 1997 at age 62:

   ESTIMATED TOTAL ANNUAL RETIREMENT BENEFITS UNDER THE UTILICORP UNITED INC.
         RESTATED RETIREMENT INCOME PLAN AND THE UTILICORP UNITED INC.
                          RESTATED EXCESS BENEFIT PLAN

                                                  YEARS OF PENSION SERVICE
                              ----------------------------------------------------------------
FINAL AVERAGE COMPENSATION       15         20         25         30         35         40
----------------------------  ---------  ---------  ---------  ---------  ---------  ---------
$200,000....................     40,812     57,116     73,420     89,724     94,224     98,724
 250,000....................     51,537     72,091     92,645    113,199    118,824    124,449
 300,000....................     62,262     87,066    111,870    136,674    143,424    150,174
 350,000....................     72,987    102,041    131,095    160,149    168,024    175,899
 400,000....................     83,712    117,016    150,320    183,624    192,624    201,624
 450,000....................     94,437    131,991    169,545    207,099    217,224    227,349
 500,000....................    105,162    146,966    188,770    230,574    241,824    253,074
 550,000....................    115,887    161,941    207,995    254,049    266,424    278,799
 600,000....................    126,612    176,916    227,220    277,524    291,024    304,524
 650,000....................    137,337    191,891    246,445    300,999    315,624    330,249
 700,000....................    148,062    206,866    265,670    324,474    340,224    355,974
 750,000....................    158,787    221,841    284,895    347,949    364,824    381,699

    These benefits are applicable to employees retiring after December 31, 1996 at age 62 and have been computed on the basis of a straight-life annuity.

    The Company also maintains a supplemental retirement agreement with James G. Miller generally providing for the payment of an annual retirement benefit of $40,000 in addition to the benefit provided in the above table.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
    UTILICORP UNITED INC., WILSHIRE UTILITY INDEX, EDISON ELECTRIC INSTITUTE
          COMBINATION GAS AND ELECTRIC UTILITIES INDEX & S&P 500 INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            UTILICORP     S & P     WILSHIRE      EEI
            Total Fund   500 Index    Utility      Index
12/91          $100.00     $100.00    $100.00    $100.00
03/92            94.29       97.47      94.19      95.37
06/92            85.23       99.33      99.40     101.57
09/92            99.76      102.46     104.69     106.82
12/92           102.57      107.62     111.94     110.51
03/93           106.89      112.32     117.00     120.95
06/93           111.23      112.86     122.39     123.78
09/93           126.12      115.78     128.66     129.85
12/93           124.40      118.46     121.50     123.48
03/94           115.27      113.97     111.23     111.77
06/94           114.93      114.45     110.59     102.87
09/94           111.53      120.04     113.52     103.39
12/94           110.28      120.02     111.87     107.50
03/95           118.78      131.71     118.03     113.21
06/95           120.57      144.28     126.11     122.65
09/95           122.49      155.75     142.18     130.54
12/95           129.91      165.13     148.58     136.94
03/96           128.48      174.00     145.70     130.62
06/96           125.42      181.80     150.99     134.34
09/96           127.91      187.42     141.82     129.59
12/96           127.07      203.05     153.14     136.00

    The Company is replacing the Wilshire Utility Index with the Edison Electric Institute Combination Gas and Electric Utilities Index ("EEI Index") because the Company feels the companies contained in the EEI Index more closely represent the core business activities of UCU. (UCU is one of the companies comprising the EEI Index.)

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Arthur Andersen LLP was retained by the Company as independent public accountants for the year 1996. Arthur Andersen LLP has performed the audit of the Company's financial statements since May 1992.

    Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

    The Audit Committee of the Board of Directors will make its recommendations with respect to retention of an independent public accounting firm for the year 1997 at the annual meeting of the Board of Directors.

OTHER BUSINESS

    Management does not know of any matters to be presented at the meeting other than those specifically referred to in the Notice of Meeting. However, if any other matters shall properly come before the meeting, it is the intention of the persons named in the proxy to vote them in accordance with their judgment.

------------------------

* Assumes that the value of the investment in UCU stock and each index was $100 on January 1, 1992 and that all dividends were reinvested.

PROPOSALS OF SECURITY HOLDERS

    Proposals of security holders intended to be presented at the next annual meeting scheduled for May 6, 1998, must be received by the Company no later than November 25, 1997, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. It is anticipated that the proxy statement and form of proxy relating to that meeting will be mailed to stockholders on or before March 24, 1998.

SOLICITATION OF PROXIES

    The Company will bear the cost of solicitation of proxies, which will be principally conducted by the use of the mails; however, certain officers, employees and friends of the Company may also solicit by telephone, telegram or personal interview and the Company may reimburse brokerage firms and others for their expenses in forwarding soliciting material to the beneficial owners. The Company has retained Morrow & Co. to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians at a fee of $15,000, plus reimbursement of out-of-pocket expenses.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Three Directors of the Company are to be elected, in "Class C," to hold office for three years. The following persons have been designated as nominees for the office: Richard C. Green, Jr., Avis G. Tucker and L. Patton Kline. It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the said nominees unless otherwise specified.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS
PROPOSAL.

                                          UTILICORP UNITED INC.

                                                   [SIGNATURE]

                                          RICHARD C. GREEN, JR.
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

Dated: March 24, 1997
Kansas City, Missouri

                              UTILICORP UNITED INC.
                        PROXY/VOTING INSTRUCTION CARD

Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting on May 7, 1997. The undersigned hereby constitutes and appoints Robert F. Jackson, Stanley O. Ikenberry and Robert K. Green and each of them, true and lawful agents and proxies with full power of substitution in each, to represent and to vote, as designated below, all of the shares of common stock of UtiliCorp United Inc. held of record by the undersigned on March 7, 1997, at the Annual Meeting of Stockholders to be held at the Kansas City Marriott Downtown, 200 W. 12th Street, Kansas City, Missouri on Wednesday, May 7, 1997, at 2:00 p.m. (Kansas City time) and at any adjournments thereof, on all matters coming before said meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR THE PROPOSAL.
                                                         COMMENTS
Election of Directors, Nominees:               _____________________________
Richard C. Green, Jr.                          _____________________________
Avis G. Tucker                                 _____________________________
L. Patton Kline                                _____________________________
                                               (If you have written in the
                                               above space, please mark the
                                               corresponding box on the
                                               reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. However, the Proxies cannot vote your shares unless you sign and return this card.


FOLD AND DETACH HERE

UTILICORP UNITED INC.
                                    ANNUAL
                                    MEETING OF
                                    SHAREHOLDERS

                                  May 7, 1997, 2:00 p.m.
                                  Kansas City Marriott Downtown
                                    Count Basie Ballroom C
                                  200 W. 12th Street
                                  Kansas City, MO

 /x/  Please mark your votes as in this example.                          4941


The Board of Directors recommends a vote FOR the Proposal.

1. Election  of Directors (except as withheld below)
           WITHHOLD authority to vote for all Nominees  / /    For / /

For, except vote withheld from the following nominees(s):

__________________________________________________________________________


Shareholder name and address


Signature(s)_________________________ Date_____________________
Please check this box if you have written comments on the reverse side.  / /

NOTE: Please sign exactly as name appears on this form. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Your vote is important to us!

Please follow these steps to ensure that your proxy is properly executed and returned in time to be counted:

1. Mark your vote for Proposal 1 in one of the two boxes to the right of Proposal 1. If you wish to withhold authority to vote for any individual nominee, write the name of each such nominee on the lines provided.

2. Sign at bottom left in the space provided, exactly as your name appears on the form. Joint owners should each sign. Also enter the date.

3. Check the box right of your signature if you are adding comments on the other side.

4. Tear off at perforation and mail the completed card with signature(s) in the enclosed reply envelope to:

UtiliCorp United Inc.
P.O. Box 8621
Edison, NJ 08818-9128